EXHIBIT 10.1

STOCK OPTION AWARD

[NAME]

Congratulations!

On [date], Leggett & Platt, Incorporated (the “Company”) awarded you Stock Options under the Company’s Flexible Stock Plan. You were granted an option to buy                      shares of the Company’s Common Stock at the price of [$] per share.

The option will expire ten (10) years from the date of grant, will be subject to the Terms and Conditions – Non-Qualified Stock Option Award attached and will become exercisable as follows:

May Be Purchased
# of Shares	Not Before	Not After
[33%]	[1 year, 6 months from grant date]	[expiration date]
[33%]	[2 years, 6 months from grant date]	[expiration date]
[34%]	[3 years, 6 months from grant date]	[expiration date]

IMPORTANT

By exercising this option, you agree to abide by the attached Terms and Conditions – Non-Qualified Stock Option Award and acknowledge receipt of:

A.	Terms and Conditions – Non-Qualified Stock Option Award

B.	Summary of Flexible Stock Plan – Options, dated [date]

The Annual Report to Shareholders is not included in this folder but is available upon request to the Corporate Human Resources Department.

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111506

TERMS AND CONDITIONS

OF

NON-QUALIFIED STOCK OPTION AWARD

DEFINITIONS

Committee	A Committee of non-employee directors (or their designees) who administer the Stock Option Plan

Exercise Price	The price per share as shown on the Option Award times the number of shares to be exercised

Expiration Date	The last date on which shares may be purchased as shown on the Option Award

Fair Market Value	The number of shares of the Company’s common stock delivered by Participant times the closing price of such stock on the trading day immediately preceding the Option exercise date, or in the event a simultaneous sale has occurred at the time of the exercise, through a contractually arranged captive broker, the sale price may be used as the Fair Market Value

Option	The Non-Qualified Stock Option Award and these Terms and Conditions

Option Shares	The number of shares of L&P Stock set out on the Option Award that may be purchased under the Option

Smith Barney	The brokerage firm with which the Company has contracted to provide stock option services, currently Smith Barney, a division of Citigroup Global Markets, Inc., or any successor firm if applicable

Stock Option Plan	The Leggett & Platt, Incorporated Flexible Stock Plan, as amended

1.	Exercise of Option

The Option may be exercised in whole or in part. You must contact Smith Barney to exercise the Option. You may contact Smith Barney by phone at 888-609-3534 (US participants) or 312-419-3264 (international participants) or online at www.benefitaccess.com. If contact information should change during the term of this Option, contact the Human Resources Department Compensation Section at (417) 358-8131.

Your Option exercise is contingent on timely receipt of payment by Smith Barney. By exercising the Option you agree that the Option is subject to these terms and conditions.

2.	Payment of Exercise Price

Payment of the Exercise Price for Option Shares will be made either:

(a)	in cash (cashier’s check, bank draft, or money order); or

(b)	by delivering or attesting to ownership of L&P Stock owned by you (and held for at least six months) having a Fair Market Value equal to the Exercise Price; or

(c)	by any combination of cash and L&P Stock.

3.	Termination of Employment; Nonassignability

3.1 Termination of Employment. If your employment is terminated by reason of discharge or voluntary quit, you may exercise the Option within 3 months after such termination, but (i) only to the extent the Option was exercisable on the termination date, and (ii) not later than the Expiration Date. However, if employment is terminated “for cause,” your full interest in the Option will terminate immediately upon such termination and all rights to the Option will cease. “For cause” means termination for any of the following reasons: (i) conviction of a crime involving the theft or willful destruction of money or other property of the Company or conviction of any crime involving moral turpitude or fraud; (ii) continued and repeated violations of specific directions of the Company; or (iii) dishonesty, willful gross neglect or willful gross misconduct in the performance of duties.

3.2 Retirement. If your employment is terminated due to Retirement (as defined below), your rights under the Option will continue to vest and remain exercisable until 3 years and 6 months after the Retirement date (but not later than the Expiration Date). “Retirement” means you voluntarily quit (i) on or after age 65, or (ii) on or after age 55 if you have at least 20 years of service with the Company or any company or division acquired by the Company.

3.3 Disability. If your employment is terminated due to Disability (as defined below), you may exercise the Option within 2 years after such termination, but (i) only to the extent the Option was exercisable on the termination date, and (ii) not later than the Expiration Date. “Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than 1 year. If you are terminated due to Disability on or after age 55 and you have at least 20 years of service with the Company or any company or division acquired by the Company, your termination will be treated in accordance with the Retirement provisions in Section 3.2.

3.4 Death. If you die within the post-termination period referred to in Sections 3.1, 3.2, or 3.3, or while employed by the Company or a Subsidiary, the beneficiary designated pursuant to Section 3.6 may exercise the Option within 1 year after your death, but (i) only to the extent the Option was exercisable on the date of death, and (ii) no later than the Expiration Date. If you have no designated beneficiary, the right to exercise will extend to the personal representative of your estate or the person to whom the Option has been transferred by will or the laws of descent and distribution.

No transfer of the Option, other than by filing a written designation of beneficiary as provided in Section 3.6, will bind the Company unless the Company has been furnished with written notice of the transfer and a copy of the will and/or such other evidence as the Committee may require to establish the validity of the transfer. No transfer will be effective unless the transferee accepts the terms and conditions of the Option.

3.5 Leave of Absence. In determining whether your employment has been terminated for purposes of exercising the Option, the employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

3.6 Non-Transferability of Rights; Designation of Beneficiaries. You may not transfer the Option except by will or the laws of descent and distribution or as provided in this Section. During your lifetime, only you may exercise the Option.

You may file with the Company a written designation of a beneficiary or beneficiaries to exercise your stock options in the event of your death. You may revoke or change a beneficiary designation. Any such beneficiary designation will be controlling over any other disposition; provided, however, that if the Committee is in doubt as to the right of any such beneficiary to exercise your stock options, the Committee may determine to recognize only an exercise by the personal representative of your estate.

4.	Withholding

When you exercise the Option, the Company may withhold from the Option Shares any amount required to satisfy applicable tax laws (at the Company’s required withholding rate). Alternatively, the tax liability may be settled in cash or L&P stock.

5.	Noncompetition

For two years after you exercise any portion of this Option, you will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate their employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved as an employee, consultant or agent.

If you violate the preceding paragraph, then you will pay to the Company any Option Gain you realized from exercising all or any portion of this Option. “Option Gain” is equal to (i) the number of shares purchased under the Option times the closing price of L&P Stock on the trading day immediately preceding the date the Option is exercised, minus (ii) the Exercise Price, and minus (iii) any non-refundable taxes paid by you as a result of such exercise.

If any restriction in this section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

6.	Stock Option Plan Controls

The Option is subject to the Stock Option Plan, which is incorporated by reference. In the event of any conflict, the Stock Option Plan will control over the Option. All capitalized terms have the meanings given them in the Stock Option Plan unless otherwise defined herein or unless the context clearly indicates otherwise. Upon request, a copy of the Stock Option Plan will be furnished to you.

7.	Non-Qualified Stock Option

The Option is not designed to be an “Incentive Stock Option” under Section 422 of the Internal Revenue Code. The Option is a non-qualified option.

8.	Other

In the event of a Change of Control of the Company, all shares granted under the Option Award will immediately become exercisable.

The Committee may in its discretion accelerate the time at which all or any part of the Option becomes exercisable.

In the absence of any specific agreement to the contrary, the grant of the Option to you will not affect any right of the Company or its Subsidiaries to terminate your employment or your right to resign from employment.

If this Option was translated into a language other than English and the translation differs from the English version, the English version will control.

The Company maintains the right to suspend an Optionee’s right to exercise an Option while the Company or an agent of the Company is investigating conduct by the Optionee that may constitute grounds to terminate the Optionee “for cause.”

This Option is entered into and accepted in Carthage, Missouri. The Option will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Option to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Option is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.